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                                                                   EXHIBIT 10.08

                     [LETTERHEAD OF HEIDRICK & STRUGGLES]



Patrick S. Pittard
President and Chief Executive Officer

      July 7,200O


      Mr. Piers Marmion
      Rectory Farm House
      Church Lane
      North Stoke
      Oxfordshire
      OX10 6BQ
      England


      Dear Piers:


      On behalf of Heidrick & Struggles International Inc ("the Company"), we are delighted to confirm our offer of employment to you.

      Detailed below are the principal terms and conditions of your employment.

      1.   Date of Commencement

           Your employment with the Company will commence as on August 1,2000.

      2.   Title and Reporting

           You would join our Company as Chief Operating Officer of our worldwide Heidrick & Struggles Executive Search division ("Heidrick & Struggles"), and will be based in London. You will be responsible to manage the Heidrick & Struggles offices in Europe, Middle East, Asia/Pacific and Africa regions. You will report to the Chief Executive Officer of Heidrick & Struggles.

           We will nominate you for election to our public board when there is a vacancy. In the meantime you will be an "advisory" member of the Board.

           You will also be a member of the "Office of the CEO".

           You will be elected to the Board of Directors of our LeadersOnline subsidiary.

           In the future you will be asked to participate in our Heidrick Ventures division.
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3.   Remuneration

3.1 Base Compensation

     Your salary will be at the minimum rate of (Pounds)428,400 per annum with (Pounds)35,700 payable in twelve equal monthly instalments at the end of each month. All numbers are "TCF" (Total Cost to the Firm) so that your salary will be reduced by the cost of the employer's National Insurance Contribution, the permanent health insurance, BUPA, life cover, etc. Currently salaries are reviewed annually in the last calendar quarter of the year or early in the first quarter of the year, so that your first salary review will be in late 2000 or early 2001.

3.2  Annual bonus

     You may receive an annual bonus. Bonuses are discretionary, except for the minimum bonuses, referred to below, and not earned until approved by the Compensation Committee and/or the Board of Directors of the Company, and all bonuses, including the minimum bonuses referred to below, will only be payable if you are in our employ on the bonus payment dates.

     For the years 2000, 2001, 2002 and 2003, you will receive minimum bonuses of: (Pounds)362,272, (Pounds)658,675, (Pounds)658,675, and (Pounds)658,675,
     respectively, payable when our bonuses are paid in December and the following March of each year. After the year 2003 you will be on our normal bonus program then in effect. All bonus numbers are TCF so that your bonuses will be reduced by the employer's National Insurance Contributions.

     Your total cash compensation will be subject to the Heidrick & Struggles International, Inc. GlobalShare Program. As such, any bonus you receive may be partially paid in equity in accordance with the GlobalShare Program.

3.3 Loans

     (A) Sign-on loan:
         ------------

     Within 30 days following your employment start date, the Company will loan you (Pounds)658,675 to be evidenced by a noninterest bearing Promissory Note ("Note") payable on January 31,2005, except that if you cease to be in the Company's employ then the entire principal balance of the Note then remaining due shall, without demand or notice of any kind, be and become immediately due and payable unless your employment is terminated by the Company without cause. The Note will be forgiven as follows if you are in the Company's employ (or have been terminated by the Company without cause) on the following forgiveness dates: (Pounds)65,868 on December 31, 2000, (Pounds)131,735 on December 31, 2001, December 31, 2002, December 31, 2003,
     December 31, 2004 and (Pounds) 65,867 on January 31,2005.
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     You have agreed to purchase a minimum of (Pounds) 329,338 of the Company's
     Common stock on the open market within 30 days following your receipt of the loan proceeds referred to in the immediately preceding paragraph, and you agree not to sell this stock for a period of at least two (2) years from the date of purchase.

     (B) Year 2001 loan:
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     During the month of June 2001, provided you are then in our employ, the
     Company will loan you (Pounds)658,675 to be evidenced by a noninterest bearing Promissory Note ("Note") payable on January 15, 2005, except that if you cease to be in the Company's employ then the entire principal balance of the Note then remaining due shall, without demand or notice of any kind, be and become immediately due and payable unless your employment is terminated by the Company without cause. The Note will be forgiven as follows if you are in the Company's employ (or have been terminated by the Company without cause) on the following forgiveness dates: (Pounds)65,868 on December 31, 2001, (Pounds)131,735 on December 31, 2002, December 31, 2003 and December 31, 2004, and (Pounds)197,602 on January 31, 2005.

     The income arising from the loan forgiveness in this section 3.3 is TCF so that you will be required to pay to the Company the employer's National Insurance Contributions and personal income tax withholding attributable to the forgiveness income when due. The Company is authorized to withhold these amounts from your cash bonus(s).

3.4 Other financial incentives

     You will receive the following equity incentives within 30 days following your employment start date all of which will be issued at fair market value on the date of issuance:

     (a) 145,000 of Company stock options with a three-year cliff vesting schedule and a four-year term;

     (b) 50,000 Restricted Stock Units with a three-year cliff vesting schedule;

     (c) 265,000 LeadersOnline stock options with the standard LeadersOnline vesting schedule.

     If a Web-based business which is under your leadership is taken public by our H&S Ventures division, then you will receive either or a combination of founder's shares or stock options equal to a minimum of 1% of such entity.

4.   Equity Participation

     You will be entitled to participate, in the Heidrick & Struggles International, Inc. GlobalShare equity programs based upon your performance and attainment
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     of your goals and objectives. Grants under these programs are subject to approval by the Board of Directors or Compensation Committee of Heidrick & Struggles International, Inc. You will sign our Acquired Rights Waiver and Data Protection Waiver forms on or before your first day of employment.

5.   Exclusivity of Services

     While entering the present agreement you undertake that you have no obligation resulting from any other employment or business agreement or from any former employer which could limit your ability to perform this agreement in the best interest of the Company.

     You are required to devote your whole time, attention and abilities to the business and interests of the Company. You may not engage or be interested whether directly or indirectly in any trade or business other than that of the Company during the continuance of your employment with us, except with the Company's written consent.

     During your employment with the Company, you will not undertake any business activity competitive with Heidrick & Struggles' business either individually or with any other employees or representatives of the Company.

     Should you be made an offer of employment with any firm or Company competing with, or intending to compete with, the business of the Company you agree to immediately furnish us with any information that may reasonably be of assistance to the Company in acting promptly to protect its relationships.

6.   Expenses

     Business expenses, including without limitation, your business transport costs, should in all cases, be supported by the appropriate invoices and documentation. Expenses claims are to be submitted for approval monthly.

7.   Holiday

     You will be entitled to 25 days' holiday in each calendar year in addition to the Bank and Public holidays. Such holiday entitlement will accrue on a monthly basis in equal proportions and on cessation of your employment hereunder for whatsoever reason, you will be entitled to receive only such number of days holiday as has accrued to the effective date of termination, less any period of holiday already taken during the year.

8.   Pension

     We will contribute to your own Inland Revenue approved personal pension plan up to the maximum cap allowable under Inland Revenue rules.

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9.   Life Insurance and Permanent Health Insurance.

9.1 In General

     You will be eligible to join our Company scheme which currently provides life insurance cover of four times basic salary subject to the Plan's rules together with permanent health insurance including earnings related sick pay in case of long term sickness and disability and this may involve you in having a medical.

     You will be eligible to become a member of the Company scheme providing medical insurance cover for yourself and your family through BUPA. The subscriptions are currently paid by the Company and this represents a taxable benefit to you.

     The terms of the Company's insurance schemes shall be at the Company's discretion and the schemes are subject to modification and / or termination at the Company's discretion.

     All payments under the permanent health insurance scheme ("PHI Scheme") will be subject to such deductions as may be required by law and also a sum equivalent to any employer's national insurance contributions which are payable by the Company in respect of any payment under the PHI Scheme and which are not reimbursed by the insurer under the PHI Scheme. Where payments are made under the PHI Scheme, all other benefits provided to or in respect of you by the Company will cease immediately (if they have not done so already) except those benefits for which the Company receives, from the insurer under the PHI Scheme, reimbursement in full of the total cost to the Company of the benefit.

9.2 Incapacity

     You shall continue to be paid during absence due to incapacity (such payment to be inclusive of any statutory sick pay or social security benefits to which you may be entitled) for a total of up to 28 days in any one year of employment under this agreement.

     Thereafter you shall continue to be paid salary only at the discretion of the Company provided that if such absence shall aggregate in all 26 weeks in any 52 consecutive weeks the Company may terminate your employment.

     Termination on grounds of ill health shall not be permitted if you are either:

     (a) receiving benefit under a permanent health insurance scheme and a payment of such benefits depends on the you remaining an employee; or


     (b) you reasonably expect to receive benefits under such a scheme within the next 6 months.
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     [For the avoidance of doubt if the insurance company underwriting the
     Company's health insurance scheme makes a capricious or unreasonable decision in refusing or withholding the payment of benefits then termination of your employment on grounds of ill health may only occur with mutual consent. The Company agrees to use all reasonable efforts to persuade the insurer to provide the benefits to you.]

     If the incapacity shall be or appear to be occasioned by actionable negligence of a third party in respect of which damages are or may be recoverable the Executive shall immediately notify the Company of that fact and of any claim compromise settlement or judgement made or awarded in connection with it and shall give to the Company all particulars the Company may reasonably require and shall if required by the Company refund to the Company that part of any damages recovered relating to loss of earnings for the period of the incapacity as the Company may reasonably determine provided that the amount to be refunded shall not exceed the amount of damages or compensation recovered by you less any costs borne by you in connection with the recovery of such damages or compensation and shall not exceed the total remuneration paid to you by way of salary in respect of the period of the incapacity.

10.  Confidentiality

     Whilst employed by Heidrick & Struggles you should not:

     (i) Take advantage of your position to discuss with any of the Company's employees the present operation, formation of or future operations of any business likely to compete with the Company with the intention of persuading such employees as to opportunities for their possible future employment by any such business.

     (ii) Discuss with any existing or potential clients of the Company present or future availability or provision of services from a business competing with or intended to compete with the Company save with the Company's express consent.

11.  Disclosure and Copyright, Inventions, Designs and other Intellectual
     Property

11.1 Disclosure

     You will keep strictly confidential any information you acquire in the course of your employment about the business of the Company or the business of its clients and prospective clients.

     In the event of improper use or disclosure of information the Company reserves the right to take disciplinary or other appropriate action.
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       On or before your first day of employment you will sign our Declaration
       Regarding Propriety Information Agreement.

11.2 Copyright, Inventions, Designs and other Intellectual Property

       In this section 11.2, the term "Intellectual Property" means works in which copyright may subsist (including articles, publications, databases, computer software and preparatory and design materials therefore), all other database rights, inventions (whether patentable or not, and whether or not patent protection has been applied for or granted), improvements, developments, discoveries, proprietary information, trade marks, trade names, logos, art work, slogans, know-how, processes, designs (whether or not registrable and whether or not design rights subsist in them), utility models, and all works protected by rights or forms of protection of a similar nature or having equivalent effect anywhere in the world.

       Subject to the provisions of the Patents Act 1977, if at any time in the course of or in connection with your employment under this agreement you make or discover or participate in the making or discovery of any Intellectual Property directly or indirectly relating to, or capable of being used in, the business carried on by the Company, full details of the Intellectual Property shall immediately be disclosed in writing by you to the Company and the Intellectual Property shall be the absolute property of the Company.

       At the request and expense of the Company, you shall give and supply all such information, data, drawings and assistance as may be necessary, or in the opinion of the Company desirable, to enable the Company to exploit the Intellectual Property to the best advantage, and shall execute all documents and do all things which may be necessary, or in the opinion of the Company desirable, for obtaining patent or other protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting the same in the Company or as it may direct.

12.    Termination of employment

       Your employment will be for a term of four years and six months continuing thereafter until it is terminated by either party giving to the other not less than six months notice in writing.

       Once notice of termination has been given by either party then the Company will be under no obligation to provide work for you and may exclude you from the premises of the Company (payment in lieu/garden leave"), provided that your salary and all other contractual benefits shall continue to be payable through the notice period subject to any other condition of your employment.

       If the Company terminates your employment for Cause all compensation stops and the Notes representing sign-on loans will become immediately due and payable to the extent not already forgiven.
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     If you are terminated by the Company without Cause, then all of the
     Company's obligation to pay your TCF salary, minimum bonuses, and loan forgiveness will continue through the initial four year six month term of this employment agreement; provided however, to the extent you obtain alternative employment, the remuneration you receive will reduce the amount payable to you by the Company. (Alternative compensation must be reasonable.)

     For purposes of this clause 12, and this Agreement generally, "Cause" shall mean:

     (a) Fraud, or the embezzlement of misappropriation of funds or property of the Company or any of its affiliates by the employee, the conviction of, or the entrance of a plea of guilty or nolo contendere by the employee to a felony, or a crime involving moral turpitude;

     (b) Neglect, misconduct or wilful malfeasance which is materially injurious to the Company or any of its affiliates;

     (c) Wilful failure or refusal to perform the employee's duties, or a wilful, material breach of contract.

     In the event that your employment is terminated due to your death, disability or ill health, your estate or your beneficiaries, as the case may be, shall be entitled to receive your salary through the date of termination, to the extent not theretofore paid.

13.  Jurisdiction

     This agreement shall be governed by English Law and the English courts shall have exclusive jurisdiction in dealing with any disputes arising out of the employment.

14.  Post Termination Restrictions

     You undertake that (except without the prior written consent of the Company) you wil1 not:

     . for a period of twelve months following termination of employment (less any period for which you are placed on "garden leave"), directly or indirectly induce or seek to induce or persuade any person employed by the Company or any associated Company and with whom, you have had significant personal dealings during the course of your employment to leave the employ of the Company or any associated Company to join or provide services to any other firm, company or other organisation, whether as a director, principal, employee, consultant, agent or in any other capacity whatsoever;
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     .    for a period of twelve months following termination of employment
          (less any period for which you are placed on "garden leave") directly or indirectly solicit or induce away in competition with the Company the custom of any person, firm, company or other organisation whatsoever who in the year immediately preceding the date of termination was a client or candidate of the Company or Associated Company and with whom you had significant personal dealings on behalf of the Company;

     . for a period of twelve months after termination of employment (less any period for which you are placed on "garden leave"), act or be engaged in the provision of executive recruitment services, directly or indirectly for a business which shall be in competition with the business of the Company or any of its subsidiaries or affiliates, including, without limitation, LeadersOnline.

15.  Final Provisions.

     The present contract comprises all agreements between you and Heidrick & Struggles International, Inc. in relation to the employment relationship. Any modification to this contract shall require a written form.

     If any provisions of this contract shall be or become invalid or are unenforceable the validity and enforceability of the other provisions of the contract shall remain unaffected. The parties shall agree on a valid provision which as closely as possible achieves the economic effect of the invalid or unenforceable provision. The same shall apply in case of incompleteness of the contract.

With every good wish.

Yours sincerely,

FOR AND ON BEHALF OF
HEIDRICK & STRUGGLES INTERNATIONAL INC.


/s/ Patrick S. Pittard
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Patrick S. Pittard, Chairman, President and Chief Executive Officer



I hereby accept the terms and conditions of employment as outline above


Signed: /s/ Piers Marmion                     Date: 07/07/00
        ------------------------------------        --------------------
        Piers Marmion